Exhibit 99.1

BankUnited, Inc. Reports First Quarter Results, Continued Loan Growth

Miami Lakes, Fla. — April 25, 2012 - BankUnited, Inc. (the “Company”) (NYSE:BKU) today announced financial results for the quarter ended March 31, 2012.

For the quarter ended March 31, 2012, the Company reported net income of $50.3 million or $0.49 per share.  The results for the first quarter include pre-tax expense of $1.2 million related to transaction costs for the acquisition of Herald National Bank (“Herald”), and $5.3 million of bargain purchase gain (with no related tax impact) from the acquisition of Herald.  For the quarter ended March 31, 2011, the company reported a net loss of $67.7 million, or $0.72 per share.  The first quarter of 2011 included a one-time charge of $110.4 million, recorded in conjunction with the Company’s initial public offering (IPO), which was not deductible for income tax purposes.

John Kanas, Chairman, President and Chief Executive Officer, said “We are very pleased with our operating results this quarter. Loan and deposit growth continue to reflect strong gains in market share. Additionally a noticeable improvement in the south Florida economy is beginning to have a positive impact on our performance.”

Financial Highlights

•                  The Company completed the Herald acquisition on February 29, 2012.    As a result of the acquisition, the Company recorded $306.0 million in loans and $435.5 million in deposits as of that date.  The operating results of Herald for the period from March 1 to March 31, 2012 were not significant.

•                  Loans, net of discount and deferred fees and costs, grew $572.2 million to $4.7 billion at March 31, 2012, including Herald.  For the quarter, growth in loans originated or purchased by the Company since May 21, 2009 or “new loans”, outpaced the resolution of covered loans, resulting in net growth in the loan portfolio. Excluding Herald, new loans grew by $368.1 million during the first quarter to $2.1 billion.

•                  In the first quarter of 2012, deposits grew $720.8 million to $8.1 billion, including Herald.  The cost of deposits was 0.9% for the first quarter of 2012 as compared to 1.0% for the fourth quarter of 2011 and 1.2% for the first quarter of 2011.

•                  Book value and tangible book value per common share were $16.75 and $16.01, respectively, at March 31, 2012.

Capital Ratios

BankUnited, Inc. continues to maintain a robust capital position.  The Company’s capital ratios at March 31, 2012 were as follows:

Tier 1 leverage	13.4%
Tier 1 risk-based capital	36.8%
Total risk-based capital	38.2%

The Company and its banking subsidiaries continue to exceed all regulatory guidelines required to be considered well capitalized.

Loans

Loans, net of discount and deferred fees and costs, increased to $4.7 billion at March 31, 2012 from $4.1 billion at December 31, 2011.  Excluding loans acquired from Herald, new loans increased by $368.1 million to $2.1 billion at March 31, 2012 from $1.7 billion at December 31, 2011.  Covered loans declined to $2.3 billion at March 31, 2012 from $2.4 billion at December 31, 2011.

In the first quarter of 2012, new commercial loans (including commercial loans, commercial real estate loans, and leases) grew $535.0 million to $1.8 billion, reflecting the Company’s expansion of market share in Florida, and the acquisition of loans from Herald.

For the quarter ended March 31, 2012, the Company’s portfolio of new residential loans grew $126.5 million to $590.0 million, primarily reflecting the Company’s purchase of residential loans outside of Florida to help diversify credit risk within the residential portfolio.

A comparison of portfolio composition at March 31, 2012 and December 31, 2011 is as follows:

	New Loans		Total Loans
	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011
Single family residential and home equity	24.7%	27.0%	54.1%	60.2%
Commercial real estate	30.3%	26.2%	22.4%	19.4%
Commercial	44.5%	46.6%	23.2%	20.2%
Consumer	0.5%	0.2%	0.3%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

The Company’s asset quality remained strong, with credit risk limited by its Loss Sharing Agreements with the FDIC.  At March 31, 2012, covered loans represented 49% of the total loan portfolio, as compared to 59% at December 31, 2011.

The ratio of non-performing loans to total loans was 0.7% at March 31, 2012 as compared to 0.7% at December 31, 2011 and 0.9% at March 31, 2011.  At March 31, 2012, non-performing assets totaled $138.9 million, including $107.0 million of other real estate owned (“OREO”) as compared to $152.6 million, including $123.7 million of OREO, at December 31, 2011, and $217.6 million, including $182.5 million of OREO, at March 31, 2011.  All OREO at March 31, 2012 is covered by the Company’s Loss Sharing Agreements.

For the quarters ended March 31, 2012 and 2011, the Company recorded a provision for loan losses of $8.8 million and $11.5 million, respectively.  Of these amounts $1.6 million and $10.0 million, respectively, related to covered loans and $7.2 million and $1.5 million, respectively, related to new loans.  The increase in the provision for new loans reflected the growth in the Company’s new loan originations.  The provisions related to covered loans were significantly mitigated by increases in non-interest income recorded in “Net gain on indemnification asset.”

The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 2012 and 2011 (in thousands):

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$16,332	$7,742	$24,328	$48,402	$39,925	12,284	$6,151	$58,360
Provision	(1,011)	2,611	7,167	8,767	3,844	6,173	1,439	11,456
Charge-offs	(730)	(606)	(583)	(1,919)	(7,060)	(1,155)	(50)	(8,265)
Recoveries	—	1,168	56	1,224	—	—	6	6
Balance at end of period	$14,591	$10,915	$30,968	$56,474	$36,709	$17,302	$7,546	$61,557

Investment Securities

Investment securities grew to $4.7 billion at March 31, 2012 from $4.2 billion at December 31, 2011, including $161.0 million acquired from Herald.  The average yield on investment securities was 3.00% for the quarter ended March 31, 2012 as compared to 4.07% for the quarter ended March 31, 2011.  The decline in yield reflects the impact of purchases of securities at lower prevailing market rates of interest.  The effective duration of the Company’s investment portfolio was approximately 1.7 years at March 31, 2012.

Deposits

At March 31, 2012, deposits totaled $8.1 billion as compared to $7.4 billion at December 31, 2011.  Including Herald, demand deposits (including non-interest bearing and interest bearing) grew $308.7 million to $1.5 billion at March 31, 2012 from $1.2 billion at December 31, 2011.  This was driven principally by growth in commercial and small business accounts.  The average cost of deposits was 0.9% for the quarter ended March 31, 2012 as compared to 1.2% for the quarter ended March 31, 2011.  The decrease in the average cost of deposits was primarily attributable to the continued growth in lower cost deposit products and a decline in market rates of interest.

Net Interest Income

Net interest income for the quarter ended March 31, 2012 totaled $137.8 million, as compared to $112.3 million for the quarter ended March 31, 2011.

The Company’s net interest margin for the quarter ended March 31, 2012 was 5.99% as compared to 5.76% for the quarter ended March 31, 2011.

The Company’s net interest margin for the quarters ended March 31, 2012 and 2011 was impacted by reclassification from non-accretable difference to accretable yield on ACI loans (defined as covered loans acquired with evidence of deterioration in credit quality).  Non-accretable difference at the Acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceed the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the Acquisition, the Company reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the quarter ended March 31, 2012 and the year ended December 31, 2011 were as follows (in thousands):

	Three Months Ended	Year Ended
	March 31, 2012	December 31, 2011

Balance, beginning of period	$1,523,615	$1,833,974
Reclassifications from non-accretable difference	29,108	135,933
Accretion	(110,112)	(446,292)
Balance, end of period	$1,442,611	$1,523,615

Non-Interest Income

Non-interest income for the quarter ended March 31, 2012 was $36.4 million, as compared to $64.3 million for the quarter ended March 31, 2011.

Non-interest income for the quarter ended March 31, 2012 was impacted by lower accretion of discount on the FDIC indemnification asset of $6.8 million as compared to $19.6 million for the quarter ended March 31, 2011.  As the expected cash flows from ACI loans have increased as discussed above, the Company expects reduced cash flows from the FDIC indemnification asset, resulting in lowered accretion.

Net gain on indemnification asset was $134 thousand for the quarter ended March 31, 2012, as compared to $26.3 million for the quarter ended March 31, 2011.  Factors impacting this change included the variance in OREO impairment and gains (losses) on the sale of OREO as discussed below, as well as the variance in the provision for losses on covered loans as discussed above.

Non-Interest Expense

Non-interest expense totaled $84.1 million for the quarter ended March 31, 2012 as compared to $204.3 million for the quarter ended March 31, 2011.  Non-interest expense for the quarter ended March 31, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO.

Employee compensation and benefits (excluding the one-time charge of $110.4 million discussed above) and occupancy and equipment expense increased for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011, reflecting the Company’s hiring of experienced commercial lending teams and the opening and refurbishment of branches.  For the quarter ended March 31, 2012, the aggregate of OREO related expense, gain (loss) on sale of OREO, foreclosure expense, and impairment of other real estate owned totaled $9.9 million, as compared to $30.6 million for the quarter ended March 31, 2011.  The lower level of expense for the quarter ended March 31, 2012 reflected lower levels of foreclosure activity and OREO as compared to the prior year.

Earnings Conference Call and Presentation

A conference call to discuss the first quarter results will be held at 9:00 a.m. EDT on Wednesday April 25th with Chairman, President, and Chief Executive Officer, John A. Kanas and Chief Financial Officer, Douglas J. Pauls.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 680-0894 (domestic) or, (617) 213-4860 (international).  The name of the call is BankUnited, and the pass code for the call is 37694054.  A replay of the call will be available from 11:00 a.m. EDT on April 25 through 11:59 p.m. EDT on May 2 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international).  The pass code for the replay is 11033125.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited and the Acquisition

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries:  BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market.  BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida, with $11.6 billion of assets, more than 1,404 professionals and 94 branches in 15 counties at March 31, 2012.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the “Acquisition”.  Concurrently with the Acquisition, BankUnited entered into two loss sharing agreements, or the “Loss Sharing Agreements”, which cover certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.7 billion.  The

Company has received $2.0 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook”, “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Annual Report on Form 10-K for the year ended December 31, 2011 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited Inc.

Investor Relations:

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com

or

Media Relations:

Mary Harris: 305-817-8117

mharris@bankunited.com

Source: BankUnited Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and due from banks:
Non-interest bearing	$43,804	$39,894
Interest bearing	26,678	13,160
Interest bearing deposits at Federal Reserve Bank	238,567	247,488
Federal funds sold	3,012	3,200
Cash and cash equivalents	312,061	303,742
Investment securities available for sale, at fair value (including covered securities of $235,176 and $232,194)	4,661,945	4,181,977
Non-marketable securities	176,041	147,055
Loans held for sale	2,173	3,952
Loans (including covered loans of $2,313,893 and $2,422,811)	4,709,283	4,137,058
Allowance for loan and lease losses	(56,474)	(48,402)
Loans, net	4,652,809	4,088,656
FDIC indemnification asset	1,786,512	2,049,151
Bank owned life insurance	205,012	204,077
Other real estate owned, covered by loss sharing agreements	106,950	123,737
Deferred tax asset, net	83,834	19,485
Goodwill and other intangible assets	70,329	68,667
Other assets	141,218	131,539
Total assets	$12,198,884	$11,322,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,022,860	$770,846
Interest bearing	510,386	453,666
Savings and money market	3,932,111	3,553,018
Time	2,620,124	2,587,184
Total deposits	8,085,481	7,364,714
Federal funds purchased and securities sold under repurchase agreements	11,199	206
Federal Home Loan Bank advances	2,231,412	2,236,131
Income taxes payable	80,215	53,171
Advance payments by borrowers for taxes and insurance	30,803	21,838
Other liabilities	114,841	110,698
Total liabilities	10,553,951	9,786,758

Commitments and contingencies

Stockholders’ equity:
Common Stock, par value $0.01 per share 400,000,000 shares authorized; 93,982,328 and 97,700,829 shares issued and outstanding	940	977
Preferred Stock, par value $0.01 per share 100,000,000 shares authorized; 5,415,794 shares issued and outstanding at March 31, 2012	54	—
Paid-in capital	1,290,279	1,240,068
Retained earnings	308,946	276,216
Accumulated other comprehensive income	44,714	18,019
Total stockholders’ equity	1,644,933	1,535,280
Total liabilities and stockholders’ equity	$12,198,884	$11,322,038

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Interest income:
Loans	$136,297	$114,651
Investment securities available for sale	33,039	32,549
Other	954	1,006
Total interest income	170,290	148,206
Interest expense:
Deposits	16,960	20,306
Borrowings	15,521	15,573
Total interest expense	32,481	35,879
Net interest income before provision for loan losses	137,809	112,327
Provision for loan losses (including provision for covered loans of $1,600 and $10,017)	8,767	11,456
Net interest income after provision for loan losses	129,042	100,871
Non-interest income:
Accretion of discount on FDIC indemnification asset	6,787	19,570
Income (loss) from resolution of covered assets, net	7,282	(710)
Net gain on indemnification asset	134	26,322
FDIC reimbursement of costs of resolution of covered assets	6,516	10,500
Service charges and fees	3,055	2,684
Mortgage insurance income	3,690	1,301
Investment services income	1,132	2,404
Other non-interest income	7,802	2,191
Total non-interest income	36,398	64,262
Non-interest expense:
Employee compensation and benefits	46,625	149,306
Occupancy and equipment	11,822	7,605
Impairment of other real estate owned	3,547	9,599
Foreclosure expense	2,719	4,470
Loss on sale of other real estate owned	1,401	12,210
Other real estate owned expense	2,276	4,343
Deposit insurance expense	1,150	4,189
Professional fees	3,649	3,229
Telecommunications and data processing	3,230	3,448
Other non-interest expense	7,699	5,940
Total non-interest expense	84,118	204,339
Income (loss) before income taxes	81,322	(39,206)
Provision for income taxes	31,050	28,454
Net income (loss)	$50,272	$(67,660)

Earnings (loss) per common share, basic and diluted	$0.49	$(0.72)

Cash dividends declared per common share	$0.17	$0.14

BankUnited Inc. and Subsidiaries

Average balances and yields

	For the Three Months Ended March 31,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$4,398,697	$33,039	3.00%	$3,201,208	$32,549	4.07%
Other interest earning assets	524,710	954	0.73%	792,540	1,006	0.51%
Loans	4,275,406	136,297	12.77%	3,802,786	114,651	12.10%
Total interest earning assets	9,198,813	170,290	7.42%	7,796,534	148,206	7.63%
Allowance for loan and lease losses	(49,857)			(58,443)
Non-interest earning assets	2,441,365			3,175,098
Total assets	$11,590,321			$10,913,189
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$474,898	$767	0.65%	$349,822	$553	0.64%
Savings and money market deposits	3,660,944	6,433	0.71%	3,252,484	7,226	0.90%
Time deposits	2,578,826	9,760	1.52%	2,893,837	12,527	1.76%
Total interest bearing deposits	6,714,668	16,960	1.02%	6,496,143	20,306	1.27%
Borrowings:
FHLB advances	2,234,426	15,520	2.79%	2,253,222	15,572	2.80%
Short term borrowings	1,209	1	0.45%	286	1	0.28%
Total interest bearing liabilities	8,950,303	32,481	1.46%	8,749,651	35,879	1.66%
Non-interest bearing demand deposits	863,131			525,622
Other non-interest bearing liabilities	191,816			277,786
Total liabilities	10,005,250			9,553,059
Stockholders’ equity	1,585,071			1,360,130
Total liabilities and stockholders’ equity	$11,590,321			$10,913,189
Net interest income		$137,809			$112,327
Interest rate spread			5.96%			5.97%
Net interest margin			5.99%			5.76%

(1) Annualized

BankUnited, Inc.

Earnings (loss) Per Common Share

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Basic earnings per common share:

Numerator:
Net income (loss)	$50,272	$(67,660)
Distributed and undistributed earnings allocated to participating securities	(4,182)	—
Income (loss) attributable to common stockholders	$46,090	$(67,660)

Denominator:
Weighted average common shares outstanding	96,386,890	94,304,787
Less average unvested stock awards	(1,641,200)	—
Weighted average shares for basic earnings (loss) per share	94,745,690	94,304,787
Basic earnings per common share	$0.49	$(0.72)

Diluted earnings per common share:

Numerator:
Income (loss) attributable to common stockholders	$46,090	$(67,660)
Adjustment for earnings reallocated from participating securities	4	—
Income used in calculating diluted earnings per share	$46,094	$(67,660)

Denominator:
Average shares for basic earnings per share	94,745,690	94,304,787
Dilutive effect of stock options	166,030	—
Weighted average shares for diluted earnings per share	94,911,720	94,304,787
Diluted earnings per common share	$0.49	$(0.72)

BankUnited, Inc.

Selected Ratios

	Three months ended March 31, 2012	Three months ended March 31, 2011
Financial ratios
Return on average assets	1.74%	(2.51)%
Return on average stockholders’ equity	12.76%	(20.17)%
Net interest margin	5.99%	5.76%

	March 31, 2012	December 31, 2011
Capital ratios
Tier 1 risk-based capital	36.84%	41.62%
Total risk-based capital	38.18%	42.89%
Tier 1 leverage	13.41%	13.06%

	March 31, 2012	December 31, 2011
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.68%	0.70%
Non-performing assets to total assets (2)	1.14%	1.35%
Allowance for loan losses to total loans (3)	1.20%	1.17%
Allowance for loan losses to non-performing loans (1)	176.66%	167.59%
Net charge-offs to average loans	0.07%	0.62%

(1)

We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans. The carrying value of ACI loans contractually delinquent by more than 90 days, but not identifed as non-performing was $336.0 million and $361.2 million at March 31, 2012 and December 31, 2011, respectively.

(2)	Non-performing assets include non-performing loans and other real estate owned.

(3)	Total loans is net of unearned discounts, premiums and deferred fees and costs.